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                                                                   EXHIBIT 99(A)

              [LOGO OF DIGITAL PRODUCTS CORPORATION APPEARS HERE]

           [LETTERHEAD OF DIGITAL PRODUCTS CORPORATION APPEARS HERE]


               DIGITAL PRODUCTS CORPORATION ANNOUNCES SIGNING OF
                      FINANCING AND MANAGEMENT AGREEMENT


(September 9, 1996 Pompano Beach, FL) Ben Khoshnood, President of KBS Incorporated and Richard Angulo, President of Digital Products Corporation, announce the signing of letter of intent which contemplates a newly formed affiliate of KBS receiving an option to purchase up to thirteen million shares of DPC stock in exchange for providing financing and management services. KBS has been providing contract manufacturing and engineering services to DPC since June 1994. The arrangement is subject to definitive documentation, due diligence and certain other considerations and is expected to be finalized by late September.

Under the arrangement KBS will provide DPC with executive, financial, accounting and operations management services and financing for up to $500,000 of new product to meet current orders. In addition KBS will complete the development of the new ALERT Home Monitoring System, which is scheduled for release by the end of 1996.

Ben Khoshnood stated "I believe there is a tremendous opportunity for DPC to strengthen its position within the Community Corrections market with the release of the new ALERT System and AVAIL Windows NT Software. I am committed to DPC's success."

Richard Angulo stated "DPC is on the threshold of success, it is only natural that Ben Khoshnood and KBS be the partners that help us finish what we started in 1994."

DPC is a major provider of information management solutions and electronic home monitoring systems to the Community Corrections industry.